Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT(1)

Name	Jurisdiction of Incorporation or Organization
Operating Company
Tiptree Operating Company, LLC (77% owned)	Delaware
Insurance and Insurance Services
Caroline Holdings LLC	Delaware
Fortegra Financial Corporation	Delaware
4Warranty Corporation	Florida
Auto Knight Motor Club, Inc.	California
Bankers Life of Louisiana	Louisiana
Digital Leash, LLC (d/b/a ProtectCELL) (62.4% owned)	Florida
Life of the South Insurance Company	Georgia
LOTS Intermediate Company	Delaware
LOTS Reassurance Company	Turks & Caicos Islands, BWI
Lyndon Southern Insurance Company	Delaware
Specialty Finance
Siena Capital Finance Acquisition Corp.	Delaware
Siena Capital Finance LLC (62% owned)	Delaware
Luxury Mortgage Corp. (67.5% owned)	Delaware
Asset Management
TAMCO Manager, Inc.	Delaware
Tiptree Asset Management Company, LLC (99% owned)	Delaware
Telos Asset Management, LLC	Delaware
Muni Funding Company of America LLC	Delaware
MFCA Funding, Inc.	Delaware
Real Estate
Care Investment Trust LLC	Delaware
Care Cal Holdings LLC	Delaware
Corporate and Other
Tiptree Direct Holdings LLC	Delaware
Discontinued Operations
PFG Holdings Acquisition Corp.	Delaware
Philadelphia Financial Group, Inc. (93% owned)	Pennsylvania
PFASC Holdings, LLC	Delaware
Philadelphia Financial Administration Services Company	Delaware
Philadelphia Financial Life Assurance Company LLC	Pennsylvania
(1) Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2014. Subsidiaries are 100% owned unless otherwise noted.